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Exhibit 3.1.1

RESTATED CERTIFICATE OF INCORPORATION OF
SILICON GRAPHICS, INC.

        Silicon Graphics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company") does hereby certify that:

        (1)   The name of the Company is Silicon Graphics, Inc. The name under which the Company was originally incorporated in the State of Delaware was Silicon Graphics, Inc. The original Certificate of Incorporation of the Company was filed with the Secretary of State on September 5, 1986.

        (2)   At a meeting of the Board of Directors of the Company, a resolution was duly adopted in accordance with Section 245 of the Delaware General Corporation Law to restate and integrate all of the provisions of the Restated Certificate of Incorporation in effect and operative as of the date of such restatement.

        (3)   This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Company's Restated Certificate of Incorporation as heretofore amended and supplemented. There is no discrepancy between the provisions hereof and the provisions of the Company's Restated Certificate of Incorporation as heretofore amended or supplemented.

        (4)   As a result of the foregoing, the certificate of incorporation of the Company is restated in its entirety as follows:

"FIRST:	The name of the Corporation is Silicon Graphics, Inc. (the "Corporation").
SECOND:
The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Zip Code 19808. The name of its registered agent at such address is Corporation Service Company.
THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
FOURTH:
The total number of shares of all classes of stock which the Corporation has authority to issue is Five Hundred Two Million (502,000,000) shares, consisting of Five Hundred Million (500,000,000) shares of Common Stock, $0.001 par value, (the "Common Stock") and Two Million (2,000,000) shares of Preferred Stock, $0.001 par value (the "Preferred Stock").

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them.

The Board of Directors is further authorized to increase or decrease the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
FIFTH:	The Corporation is to have perpetual existence.

SIXTH:
The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders and before voting begins or unless the Bylaws of the Corporation shall so provide.
SEVENTH:	The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.
EIGHTH:	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.
NINTH:
To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may thereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
TENTH:
At the election of directors of the Corporation, each holder of stock or of any class or classes of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as he may see fit.
ELEVENTH:
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
TWELFTH:
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
THIRTEENTH:
At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders meeting called and held in accordance with the Delaware General Corporation Law.

The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, which classes are hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next regularly-scheduled annual meeting of stockholders after the filing of this amendment; the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders; and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors so designated and elected at the annual meeting of stockholders scheduled to be held in October 1992.

At each annual meeting after the annual meeting of stockholders scheduled to be held in October 1992, directors to replace those of the Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified.

If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes so as to make all classes as nearly equal in number as is practicable.
Any director may be removed from office by the stockholders of the Corporation only for cause.
The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

Vacancies occurring on the Board of Directors for any reason may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.
FOURTEENTH:	Subject to and in accordance with the section Fourth above:

I. Authorized Number and Designation. One share of the preferred stock, $0.001 par value per share, of the Company is hereby constituted as a series of the preferred stock designated Series E Preferred Stock, $0.001 par value (the "Series E Preferred").
II. Dividends. The holder of Series E Preferred shall not be entitled to receive any dividends declared and paid by the Company.

III. Voting Rights. Except as otherwise required by law or the Certificate of Incorporation, (i) the holder of record of the share of Series E Preferred shall have a number of votes equal to the number of votes that the holders of the outstanding Exchangeable Non-Voting Shares ("Exchangeable Shares") of Silicon Graphics Canada Limited from time to time, which are not owned by the Company, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Company, would be entitled to if all such Exchangeable Shares were exchanged by the holders thereof for shares of the Common Stock of the Company pursuant to the terms of the Exchangeable Shares, in each case for the election of directors and on all matters submitted to a vote of the Stockholders of the Company, and (ii) in respect of all matters concerning the voting of shares, the Series E Preferred and the common stock of the Company shall vote as a single class.

IV. Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and subject to any prior rights of holders of shares of preferred stock ranking senior to the Series E Preferred, the holder of the share of Series E Preferred shall be paid an amount equal to $1.00, together with payment to any class of stock ranking equally with the Series E Preferred, and before payment shall be made to holders of any stock ranking on liquidation junior to the Series E Preferred (such amount payable with respect to the Series E Preferred being referred to as the "Series E Preferred Liquidation Preference Payment").
V. Ranking. The Series E shall rank junior to the Series A Preferred Stock of the Company in all respects.
VI. Other Provisions.

(a) Pursuant to the terms of that certain Amended and Restated Agreement and Plan of Acquisition and Arrangement, dated as of February 6, 1995, by and among the Company, Silicon Graphics Manufacturing S.A., a Swiss corporation and subsidiary of the Company ("Swissco"), 1103707 Ontario Inc., an Ontario corporation and a wholly owned subsidiary of Swissco, and Alias Research Inc., an Ontario corporation, as amended, one share of Series E Preferred is being issued to the trustee (the "Trustee") under the Voting and Exchange Trust Agreement, dated as of June 15, 1995 by and between the Company, Swissco, Silicon Graphics Canada Limited ("SGCL") and the Trustee.
(b) The holder of the share of Series E Preferred is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

(c) At such time as the Series E Preferred has no votes attached to it because there are no Exchangeable Shares of Alias outstanding which are not owned by the Company, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Company, and there are no shares of stock, debts, options or other agreements of SGCL which could give rise to the issuance of any Exchangeable Shares of SGCL to any person (other than the Company, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Company), the Series E Preferred shall be cancelled.

        IN WITNESS WHEREOF, Silicon Graphics, Inc. has caused this certificate to be signed by Sandra M. Escher, its Senior Vice President and General Counsel, this 24th day of July, 2003.

By:	/s/ SANDRA M. ESCHER
	Name:	Sandra M. Escher
	Title:	Senior Vice President and General Counsel

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  Exhibit 3.1.1
RESTATED CERTIFICATE OF INCORPORATION OF SILICON GRAPHICS, INC.